Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Freeport-McMoRan Copper & Gold Inc. of our report dated February 23, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Plains Exploration & Production Company’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 8, 2013